SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

ERIE INDEMNITY COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously by written preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

          Erie Indemnity Company, Member • Erie Insurance Group
          Home Office • 100 Erie Insurance Place • Erie, Pennsylvania 16530
          814.870.2000 • Toll free 1.800.458.0811 • Fax 814.870.3126 • www.erieinsurance.com
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 18, 2006
To the Holders of Class A Common Stock and
Class B Common Stock of ERIE INDEMNITY COMPANY:
     The Annual Meeting of Shareholders, or the “Annual Meeting,” of Erie Indemnity Company, or the Company, will be held at 9:30 a.m., local time, on Tuesday, April 18, 2006, at the Auditorium of the F. W. Hirt Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 for the following purposes:
1.	To elect 15 Directors of the Company to serve until the Company’s 2007 Annual Meeting of Shareholders and until their successors are elected; and

2.	To transact such other business as may properly come before the Annual Meeting and any adjournment, postponement or continuation thereof.
     In the event that the Annual Meeting is adjourned:
•	pursuant to Section 1756(b)(1) of the Pennsylvania Business Corporation Law of 1988, or the “BCL”, those holders of Class B Common Stock entitled to vote who attend a meeting of shareholders that was previously adjourned for lack of a quorum shall constitute a quorum for the purpose of electing directors even though the number of holders of Class B Common Stock present at such adjourned meeting constitutes less than a quorum as fixed in the Company’s Bylaws; and

•	pursuant to Section 1756(b)(2) of the BCL, those holders of Class B Common Stock entitled to vote who attend a meeting of shareholders that was previously adjourned for one or more periods aggregating at least 15 days because of an absence of a quorum shall constitute a quorum for acting upon any matter set forth in this notice other than the election of directors even though the number of holders of Class B Common Stock present at such adjourned meeting constitutes less than a quorum as fixed in the Company’s Bylaws.
     This Notice and Proxy Statement, together with a copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2005, are being sent to all holders of Class A Common Stock and Class B Common Stock as of the close of business on Friday, February 17, 2006, the record date as established by the Company’s Board of Directors. Holders of Class B Common Stock will also receive a form of proxy in accordance with Securities and Exchange Commission rules. Holders of Class A Common Stock will not receive proxies because they do not have the right to vote on any of the matters to be acted upon at the Annual Meeting.
The ERIE Is Above All In Service ®. We commit, care and serve. It’s our true blue promise.

     Holders of Class B Common Stock are requested to complete, sign and return the enclosed form of proxy in the envelope provided, whether or not they expect to attend the Annual Meeting in person.

By Order of the Board of Directors,

Jan R. Van Gorder,
Senior Executive Vice President,
Secretary and General Counsel

March 22, 2006
Erie, Pennsylvania

ERIE INDEMNITY COMPANY

PROXY STATEMENT

ERIE INDEMNITY COMPANY
100 Erie Insurance Place
Erie, Pennsylvania 16530
PROXY STATEMENT
INTRODUCTION
     This Proxy Statement, which is first being mailed to the holders of Class A Common Stock and Class B Common Stock of Erie Indemnity Company, or the “Company”, on or about March 22, 2006, is furnished to such holders to provide information regarding the Company. This Proxy Statement is also being furnished in connection with the solicitation of proxies by the Board of Directors of the Company from holders of Class B Common Stock to be voted at the Annual Meeting of Shareholders, or the “Annual Meeting”, and at any adjournment, postponement or continuation thereof. The Annual Meeting will be held at 9:30 a.m., local time, on Tuesday, April 18, 2006 at the Auditorium of the F.W. Hirt-Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530. Holders of Class B Common Stock will also receive a form of proxy in accordance with Securities and Exchange Commission, or “SEC,” rules.
     Shares of Class B Common Stock represented by proxies in the accompanying form, if properly signed and returned, will be voted in accordance with the specifications made thereon by the holders of Class B Common Stock. Any proxy representing shares of Class B Common Stock not specifying to the contrary will be voted for the election of the candidates for director named below who were nominated by the Nominating and Governance Committee, or “the Nominating Committee,” of the Company’s Board of Directors. See “Other Matters” for a discussion of certain discretionary voting authority. A holder of Class B Common Stock who signs and returns a proxy in the accompanying form may revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by furnishing a duly executed proxy bearing a later date to the Secretary of the Company or by attending the Annual Meeting and advising the Secretary of the Company that such holder intends to vote in person.
     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. Such solicitation will be made by mail and may also be made on behalf of the Company in person, by e-mail or by telephone by the Company’s regular officers and employees, none of whom will receive special compensation for such services. The Company, upon request therefor, will also reimburse brokers, nominees, fiduciaries and custodians or persons holding shares of Class A Common Stock and Class B Common Stock in their names or in the names of nominees for their reasonable expenses in forwarding the Company’s proxy material to beneficial owners.
     Only holders of Class B Common Stock of record at the close of business on February 17, 2006 are entitled to vote at the Annual Meeting. Each share of Class B Common Stock is entitled to one vote on each matter to be considered at the Annual Meeting. Except as is otherwise provided in Sections 1756(b)(1) and (2) of the Pennsylvania Business Corporation Law of 1988, or the “BCL”, in the case of adjourned meetings, a majority of the outstanding shares of Class B Common Stock will constitute a quorum at the Annual Meeting for the election of directors. Cumulative voting rights do not exist with respect to the election of directors. The 15 candidates for election as a director who receive the largest number of votes cast by the holders of Class B Common Stock in person or by proxy at the Annual Meeting will be elected as directors. Shares of Class B Common Stock held by brokers or nominees as to which voting instructions have not been received from the beneficial owner or person otherwise entitled to vote and as to which the broker or nominee does not have discretionary voting power, i.e., broker nonvotes, will be treated as not present and not entitled to vote for nominees for election as directors. Abstentions will be treated as the withholding of authority to vote for nominees for election as directors. Abstentions from voting and broker nonvotes will have no effect on the election of directors because they will not represent votes cast at the Annual Meeting and directors are elected by a plurality of the votes cast.
     As of the close of business on February 17, 2006, the Company had 60,453,535 shares of Class A Common Stock outstanding, which are not entitled to vote on any matters to be acted upon at the Annual Meeting, and 2,813 shares of Class B Common Stock outstanding, which have the exclusive right to vote on all matters to be acted upon at the Annual Meeting.
     There are two H.O. Hirt Trusts, one for the benefit of F. William Hirt and one for the benefit of Susan Hirt Hagen. The H.O. Hirt Trusts collectively own 2,340 shares of Class B Common Stock, which, because such shares represent 83.19% of the outstanding shares of Class B Common Stock entitled to vote at the Annual Meeting, is sufficient to determine the outcome of any matter submitted to a vote of the holders of the Class B Common Stock, assuming all of the shares held by the H.O. Hirt Trusts are voted in the same manner. As of the record date for the Annual Meeting, the individual trustees of the H.O. Hirt Trusts are F. William Hirt, or “Mr. Hirt”, and Susan Hirt Hagen, or “Mrs. Hagen”, and the corporate trustee is Sentinel Trust Company, L.B.A., or “Sentinel” .
     Under the provisions of the H.O. Hirt Trusts, the shares of Class B Common Stock held by the H.O. Hirt Trusts are to be voted as directed by a majority of trustees then in office. If at least a majority of the trustees then in office of both of the H.O. Hirt Trusts vote for the election of the 15 candidates for director named below, such candidates will be elected as directors of the Company even if all shares of Class B Common Stock other than those held by the H.O. Hirt Trusts do not vote for such candidates. The Company has not been advised as of the date of this Proxy Statement how the trustees of the H.O. Hirt Trusts intend to vote at the Annual Meeting.
     The Company operates predominantly as a provider of management services to Erie Insurance Exchange, or the “Exchange” . The Company also operates as a property and casualty insurer through its subsidiaries. Since 1925, the Company has served as the attorney-in-fact for the policyholders of the “Exchange”. The Exchange is a reciprocal insurance exchange, which is an unincorporated association of individuals, partnerships and corporations that agree to insure one another. Each applicant for insurance from the Exchange signs a subscriber’s agreement, which contains an appointment of the Company as the attorney-in-fact for the subscriber. As attorney-in-fact, the Company is required to perform certain services relating to the sales, underwriting and issuance of policies on behalf of the Exchange.
     The Exchange and its property and casualty insurance subsidiary and the Company’s three property and casualty insurance subsidiaries (collectively, the “Property and Casualty Group”) write personal and commercial lines property and casualty insurance coverages exclusively through approximately 1,730 independent agencies comprised of more than 7,800 licensed representatives and pool their underwriting results. The financial results of the Company and the Exchange are not consolidated. As a result of the Exchange’s 94.5% participation in the underwriting results of the Property and Casualty Group, the underwriting risk of the Property and Casualty Group’s business is largely borne by the Exchange.
     The Company charges the Exchange a management fee calculated as a percentage, limited to 25%, of the direct written premiums of the Property and Casualty Group. Management fees accounted for 74.4%, 73.7% and 71.6%, respectively, of the Company’s revenues for the three years ended December 31, 2003, 2004 and 2005. The management fee rate was 24% in 2003, 23.5% from January 1, 2004 through June 30, 2004, 24% from July 1, 2004 through December 31, 2004 and 23.75% during 2005. Beginning January 1, 2006, the rate has been set at 24.75%.
     The Company’s property and casualty insurance subsidiaries are Erie Insurance Company, or “Erie Insurance Co.”, Erie Insurance Company of New York, or “Erie NY”, and Erie Insurance Property & Casualty Company or “EI P&C” . In addition, the Company holds investments in both affiliated and unaffiliated entities, including a 21.63% interest in the common stock ( “EFL Common Stock” ) of Erie Family Life Insurance Company or “EFL”, a life insurance company. The Exchange owns 53.50% of “EFL”s Common Stock.
BENEFICIAL OWNERSHIP OF COMMON STOCK
     The following table sets forth as of February 17, 2006 the amount of the Company’s outstanding Class B Common Stock owned by shareholders known by the Company to own beneficially more than 5% of the Company’s Class B Common Stock.

	Shares of Class B	Percent of
	Common Stock	Outstanding
Name of Individual	Beneficially	Class B
or Identity of Group	Owned(1)(2)	Common Stock

5% or Greater Holders:

H.O. Hirt Trusts(3)
Erie, Pennsylvania	2,340	83.19%

Black Interests
Limited Partnership
Erie, Pennsylvania	260	9.24%

David C. Abrams(4)
Boston, Massachusetts	150	5.33%

Abrams Capital, LLC(4)
Boston, Massachusetts	141	5.01%

(1)	Unless otherwise noted, information furnished by the named persons.

(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of securities if the person has, or shares, “voting power,” which includes the power to vote, or to direct the voting of, such securities, or “investment power,” which includes the power to dispose, or to direct the disposition, of such securities. Under these rules, more than one person may be deemed to be the beneficial owner of the same securities. Securities beneficially owned also include securities owned jointly, in whole or in part, or individually by the person’s spouse, minor children or other relatives who share the same home. The information set forth in the above table includes all shares of Class B Common Stock over which the named individuals, individually or together, share voting power or investment power. The table does not reflect shares of Class B Common Stock as to which beneficial ownership is disclaimed.

(3)	There are two H.O. Hirt Trusts, one for the benefit of Mr. Hirt and one for the benefit of Mrs. Hagen. Jonathan Hirt Hagen, the son of Mrs. Hagen, is a contingent beneficiary of the H.O. Hirt Trusts. Each of the H.O. Hirt Trusts is the record owner of 1,170 shares of Class B Common Stock, or 41.59% of the outstanding shares of Class B Common Stock. The Co-Trustees of the H.O. Hirt Trusts as of the date of this Proxy Statement are Mr. Hirt, Mrs. Hagen and Sentinel. The Co-Trustees collectively control voting and disposition of the shares of Class B Common Stock. A majority of the trustees then in office acting together are required to take any action with respect to the voting or disposition of shares of Class B Common Stock. If the 2,340 shares of Class B Common Stock beneficially owned by the H.O. Hirt Trusts were converted into Class A Common Stock, the maximum number of shares of Class A Common Stock that could be deemed beneficially owned by the H.O. Hirt Trusts would be 5,616,000 shares of Class A Common Stock, or 8.50% of the then outstanding shares of Class A Common Stock.

(4)	The information regarding Mr. Abrams and Abrams Capital, LLC is derived from a Schedule 13G filed by these persons on May 24, 2005. Shares reported herein for Mr. Abrams include shares that may be deemed beneficially owned by Abrams Capital, LLC, for which Mr. Abrams is the managing member, and certain other entities that may be deemed controlled by Mr. Abrams. Shares reported herein for Abrams Capital, LLC include shares that may be deemed beneficially owned by certain private investment partnerships of which Abrams Capital, LLC is the general partner.

     The following table sets forth as of February 17, 2006 the amount of the outstanding shares of the Company’s Class A Common Stock and Class B Common Stock beneficially owned by (i) each director and candidate for director nominated by the Nominating Committee, (ii) each executive officer named in the Summary Compensation Table and (iii) all executive officers and directors of the Company as a group.

	Shares of Class A	Percent of	Shares of Class B	Percent of
	Common Stock	Outstanding	Common Stock	Outstanding
Name of Individual	Beneficially	Class A	Beneficially	Class B
or Identity of Group	Owned(1)(2)	Common Stock(3)	Owned(1)(2)	Common Stock(3)
Directors and Nominees for Director:

Kaj Ahlmann	2,372	—	—	—
John T. Baily	3,894	—	—	—
J. Ralph Borneman, Jr.	52,405	—	—	—
Wilson C. Cooney	3,245	—	—	—
Patricia Garrison Corbin	3,105	—	—	—
John R. Graham	3,297	—	—	—
Jonathan Hirt Hagen	223,658	—	1	—
F. William Hirt(4)	1,909,139	3.16%	20	—
Susan Hirt Hagen(5)	6,661,205	11.02%	12	—
C. Scott Hartz	3,894	—	—	—
Claude C. Lilly, III	3,305	—	—	—
Jeffrey A. Ludrof(6)	16,594	—	—	—
Lucian L. Morrison	—	—	—	—
Thomas W. Palmer	—	—	—	—
Robert C. Wilburn	4,405	—	—	—

Executive Officers(7):

John J. Brinling, Jr.(8)	24,410	—	—	—
Philip A. Garcia(9)	36,598	—	—	—
Thomas B. Morgan	1,660	—	—	—
Jan R. Van Gorder	14,714	—	1	—
All Directors and Executive Officers as a Group (18 persons)	8,970,169	14.84%	34	1.21%

(1)	Information furnished by the named persons.

(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of securities if the person has, or shares, “voting power,” which includes the power to vote, or to direct the voting of, such securities, or “investment power,” which includes the power to dispose, or to direct the disposition, of such securities. Under these rules, more than one person may be deemed to be the beneficial owner of the same securities. Securities beneficially owned also include securities owned jointly, in whole or in part, or individually by the person’s spouse, minor children or other relatives who share the same home. The information set forth in the above table includes all shares of Class A Common Stock and Class B Common Stock over which the named individuals, individually or together, share voting power or investment power. The table does not reflect shares of Class A Common Stock and Class B Common Stock as to which beneficial ownership is disclaimed.

(3)	Less than 1% unless otherwise indicated.

(4)	Mr. Hirt owns 1,909,139 shares of Class A Common Stock directly. Mr. Hirt also owns 20 shares of Class B Common Stock directly. Mr. Hirt disclaims beneficial ownership of the 1,906,734 shares of Class A Common Stock owned by his wife, Audrey Hirt.

(5)	Mrs. Hagen owns 2,705 shares of Class A Common Stock directly and 6,658,500 shares of Class A Common Stock indirectly through a revocable trust of which Mrs. Hagen was the grantor and is the sole trustee and beneficiary. Mrs. Hagen owns 12 shares of Class B Common Stock directly. Thomas B. Hagen, Mrs. Hagen’s husband, disclaims beneficial ownership of the shares of Class A and Class B Common Stock owned by Mrs. Hagen. Mrs. Hagen disclaims beneficial ownership of the 5,100 shares of Class A Common Stock and three shares of Class B Common Stock owned by Thomas B. Hagen and the 10,092,900 shares of Class A Common Stock and one share of Class B Common Stock owned by the Hagen Family Limited Partnership, for which Thomas B. Hagen, as general partner, has sole voting power and investment power over the shares owned by the partnership.

(6)	Includes 15,844 shares held directly by Mr. Ludrof and 250 shares each held by his three sons.

(7)	Excludes Mr. Ludrof, who is listed under “Directors and Nominees for Director”.

(8)	Includes 19,232 shares held directly by Mr. Brinling, 5,121 shares held in an Individual Retirement Account (“IRA”) for Mr. Brinling and 57 shares held in an IRA for his wife.

(9)	Includes 6,598 shares held directly by Mr. Garcia and 30,000 shares held by his wife.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” requires that the officers and directors of a corporation, such as the Company, that has a class of equity securities registered under Section 12 of the Exchange Act, as well as persons who own 10% or more of a class of equity securities of such a corporation, file reports of their ownership of such securities, as well as statements of changes in such ownership, with the corporation and the SEC. Based upon written representations received by the Company from its officers and directors and 10% or greater shareholders, and the Company’s review of the statements of changes of ownership filed with the Company by its officers and directors and 10% or greater shareholders during 2005, the Company believes that all such filings required during 2005 were made on a timely basis, except that John Sommerwerck, a senior vice president of the Company until November 30, 2005, inadvertently filed untimely a Form 4 Statement of Changes in Beneficial Ownership on January 28, 2005 for 12 shares of Class A Common Stock acquired on January 21, 2005 through an automatic dividend reinvestment plan and Samuel P. Black, III, an owner of more than 10% of the shares of Class B Common Stock until May 24, 2005, inadvertently filed untimely a Form 4 Statement of Changes in Beneficial Ownership on March 7, 2005 to report the transfer of 125,000 shares of Class A Common Stock to his former spouse on February 22, 2005 pursuant to a marital settlement agreement.

PROPOSAL 1 – ELECTION OF DIRECTORS
Introduction
     The election of directors of the Company by the holders of its Class B Common Stock is governed by provisions of the Pennsylvania Insurance Holding Companies Act or the “ Holding Companies Act,” in addition to provisions of the BCL, the Pennsylvania Associations Code and the Company’s Bylaws. The following discussion summarizes these statutory provisions and describes the process undertaken in connection with the nomination of candidates for election as directors by the holders of Class B Common Stock at the Annual Meeting.
Background of the Company s Nominating Committee
     Section 1405(c)(4) of the Holding Companies Act, which applies to the Company, provides that the board of directors of a domestic insurer must establish one or more committees comprised solely of directors who are not officers or employees of the insurer or of any entity controlling, controlled by or under common control with the insurer and who are not beneficial owners of a controlling interest in the voting stock of the insurer or any such entity. Such committee or committees must have responsibility for, among other things, nominating candidates for director for election by the shareholders.
     Section 3.09 of the Company’s Bylaws is consistent with this statutory provision and provides that (i) the Company’s Board of Directors must appoint annually a Nominating Committee that consists of not less than three directors who are not officers or employees of the Company or of any entity controlling, controlled by or under common control with the Company and who are not beneficial owners of a controlling interest in the voting securities of the Company and (ii) the Nominating Committee must, prior to each annual meeting of shareholders, determine and nominate candidates for the office of director of the Company to be elected by the holders of Class B Common Stock to serve terms as established by the Bylaws and until their successors are elected.
     In accordance with this Bylaw provision, on April 19, 2005, the Company’s Board of Directors designated a Nominating Committee consisting of Patricia Garrison-Corbin, Chair, Kaj Ahlmann, Wilson C. Cooney and John R. Graham. Consistent with the Holding Companies Act, none of these persons is an officer or employee of the Company or of any entity controlling, controlled by or under common control with the Company or a beneficial owner of a controlling interest in the voting stock of the Company or any such entity. Each member of the Nominating Committee is an independent director as defined in the rules of The Nasdaq Stock Market®, or “Nasdaq”.
Nominating Procedures
     Under Section 2.07(a) of the Company’s Bylaws, nominations of persons for election to the Board of Directors may be made at any meeting of holders of Class B Common Stock at which Directors are to be elected (i) by or at the direction of the Nominating Committee or (ii) by any holder of Class B Common Stock, provided the shareholder complies with the prior notice procedures specified in the Company’s Bylaws.

     With respect to nominations by or at the direction of the Nominating Committee, except as is required by rules promulgated by Nasdaq, the SEC or the Holding Companies Act, there are no specific, minimum qualifications that must be met by a candidate for the Board of Directors, and the Nominating Committee may take into account such factors as it deems appropriate. The Nominating Committee generally bases its nominations on the general needs of the Company as well as the specific attributes of candidates that would add to the overall effectiveness of the Board. Specifically, among the significant factors that the Nominating Committee may take into consideration are judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other directors and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.
     In identifying and evaluating the individuals that it selects, or recommends that the Board of Directors select, as director nominees, the Nominating Committee utilizes the following process:
•	The Nominating Committee reviews the qualifications of any candidates who have been recommended by a holder of Class A Common Stock or Class B Common Stock in compliance with the Company’s Bylaws; the procedures that a holder of Class A Common Stock or Class B Common Stock must follow to recommend a candidate to the Nominating Committee are described in greater detail in under “Shareholder Proposals” beginning on page 34.

•	The Nominating Committee also considers recommendations made by individual members of the Board of Directors or, if the Nominating Committee so determines, a search firm. The Nominating Committee may consider candidates who have been identified by management, but is not required to do so.

•	The Nominating Committee evaluates the performance and qualifications of individual members of the Board of Directors eligible for reelection by the holders of Class B Common Stock at the annual meeting of shareholders.

•	The Nominating Committee considers the suitability of each candidate, including the current members of the Board of Directors, in light of the current size and composition of the Board of Directors and the above discussed significant factors.

•	After such review and consideration, the Nominating Committee determines a slate of director nominees.

Actions Taken for Nominations
     The Nominating Committee met on February 1, 2006 for the purpose of evaluating the performance and qualifications of the current members of its Board of Directors and nominating candidates for election as directors by the holders of Class B Common Stock at the Annual Meeting. The Company’s Bylaws provide that the Board of Directors shall consist of not less than 7, nor more than 16, directors, with the exact number to be fixed from time to time by resolution of the Board of Directors. The Nominating Committee recommended at its February 1, 2006 meeting that the size of the Company’s Board of Directors remain at 13 persons and that all directors as of such date be nominated for election.
     On February 1, 2006, the Board of Directors accepted the report of the Nominating Committee, set the number of directors to be elected at the Annual Meeting at 13 and approved the nomination of Kaj Ahlmann, John T. Baily, J. Ralph Borneman, Jr., Wilson C. Cooney, Patricia Garrison-Corbin, John R. Graham, Jonathan Hirt Hagen, Susan Hirt Hagen, C. Scott Hartz, F. William Hirt, Claude C. Lilly, III, Jeffrey A. Ludrof and Robert C. Wilburn for election as directors by the holders of Class B Common Stock at the Annual Meeting. The chairperson of the Board of Directors, or the chairperson’s designee, endeavors to notify, or cause to be notified, all director candidates of its decision as to whether to nominate such individual for election to the Board of Directors. On February 1, 2006, the Company issued a press release for the purpose of announcing publicly the Nominating Committee’s slate of director nominees in accordance with Section 2.07(a)(3) of the Company’s Bylaws.
     On January 23, 2006, D. Fort Flowers, Jr., President and Chief Executive Officer of Sentinel, a Co-Trustee of the H.O. Hirt Trusts, sent a memorandum to Mr. Hirt and Mrs. Hagen, the other Co-Trustees of the H.O. Hirt Trusts, with a copy to the Chair of the Nominating Committee, recommending that two candidates, Lucian L. Morrison and Thomas W. Palmer, be submitted to the Nominating Committee for consideration as candidates for election as directors of the Company. Subsequent to delivery of the memorandum, the Nominating Committee obtained information regarding these proposed candidates and interviewed each of them. At meetings of the Company’s Board of Directors held during the week of February 20, 2006, the Board of Directors, in conjunction with the Nominating Committee, fixed the number of directors to be elected at the 2006 Annual Meeting at 15, and added Mr. Morrison and Mr. Palmer as candidates for election as directors at the 2006 Annual Meeting.

Candidates for Election
     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the nominees named below. With the exception of Lucian L. Morrison and Thomas W. Palmer, all of the nominees are currently directors of the Company. If a nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee selected by the Nominating Committee of the Board of Directors. The Board of Directors has no reason to believe the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors for any reason may be filled by a majority vote of the directors then remaining in office until the next succeeding annual meeting of the Company’s shareholders.
     At a meeting of the Board of Directors on February 1, 2006, the Nominating Committee recognized that Wilson C. Cooney, a director of the Company since 2003, will have exceeded the age 70 limitation in the Company’s Bylaws at the time of his election. Following the recommendation of the Nominating Committee, the Board voted to waive the age limitation as it would apply to Mr. Cooney for the 2006 election of directors.
     The names of the candidates for director nominated pursuant to the procedures discussed above, together with certain information regarding them, are as follows:

			Director
	Age	Principal Occupation	of the
	as of	for Past Five Years and	Company
Name	4/1/06	Positions with Erie Insurance Group	Since
Kaj Ahlmann (1)(3)(4)(7)(8C)	55	Advisory Board Member, Sapiens International, 2004 to present; Chairman, Danish Re Group, a property and casualty reinsurer, 2002 to 2004; Chairman and Chief Executive Officer, Inreon, internet reinsurance venture, 2001 to 2003; Chairman of the Board, Hampton Re, a life reassurance company, 2001 to 2003; Vice Chairman, E.W. Blanch Holdings, Inc., 1999 to 2001; Director, the Company, Erie Insurance Co. and EFL.	2003

John T. Baily (1)(2C)(6)(8)	62	Retired since December 31, 2002; President, Swiss Re Capital Partners, 1999 to 2002; Partner, PricewaterhouseCoopers LLP, 1976 to 1999; Director, the Company, Erie Insurance Co., EFL, Endurance Specialty Holdings, Ltd., NYMAGIC, Inc. and RLI Corp.	2003

			Director
	Age	Principal Occupation	of the
	as of	for Past Five Years and	Company
Name	4/1/06	Positions with Erie Insurance Group	Since
J. Ralph Borneman, Jr. CIC (5)(7)(8)	67	President, Chief Executive Officer and Chairman of the Board, Body-Borneman Associates, Inc., insurance agency; President, Body-Borneman, Ltd. and Body-Borneman, Inc., insurance agencies, since 1967; Director, the Company, EFL, Erie Insurance Co., Erie NY and National Penn Bancshares.	1992

Wilson C. Cooney (1)(3)(4)(7)	71	Partner, Erie Management Group, investment and business development services, 2004 to present; Chairman, ForcesGroup, Ltd., insurance and financial services group, 2000 to present; Chairman, Cooney Group, LLC, leadership and business consulting, 1999 to present; Deputy Chief Executive Officer, United Services Automobile Association, 1998 to 1999; President – Property/ Casualty Group, United Services Automobile Association, 1995 to 1998; and Lead Director, the Company, EFL and Erie Insurance Co.	2003

Patricia Garrison-Corbin (1)(4C)(6)	58	President, P.G. Corbin & Company, Inc., financial advisory services and municipal finance, 1986 to present; President and Chief Executive Officer, P.G. Corbin Asset Management, Inc., fixed income investment management, 1987 to present; Chairman, Delancey Capital Group, LP, equity investment management, 1996 to present; Chairman, P.G. Corbin Group, Inc., investment and financial advisory services, 1996 to present; Director, the Company, Erie Insurance Co., EFL and FairPoint Communications, Inc.	2000

			Director
	Age	Principal Occupation	of the
	as of	for Past Five Years and	Company
Name	4/1/06	Positions with Erie Insurance Group	Since
John R. Graham (1)(2)(4)(6C)	60	Executive-in-Residence and Professor of Finance, College of Business Administration, Kansas State University, 2000 to present; Chairman of the Board of Directors, President and Chief Executive Officer, Graham Capital Management, Inc., 1997 to present; Owner, Graham Ventures, business consulting and education services, 1970 to present; Chief Executive Officer, Kansas Farm Bureau (“KFB”) Services, Inc., KFB Life Insurance Company, Farm Bureau Mutual Insurance Company, KFB Insurance Company and FB Services Insurance Agency, Inc., 1979 to 1999; Chairman of the Board and Chief Executive Officer, FB Capital Management of Kansas, a registered investment advisor, 1994 to 1999; Director, the Company, Erie Insurance Co., EFL and the Tortoise Family of Registered Investment Companies (Tortoise Energy Infrastructure Corporation, Tortoise Energy Capital Corporation, Tortoise North American Energy Corporation and Tortoise Capital Resources Corporation).	2003

Jonathan Hirt Hagen (8)	43	Vice Chairman, Custom Group Industries, machining, manufacturing and fabrication companies, 1999 to present; private investor, 1990 to present.	2005

Susan Hirt Hagen (1)(5C)	70	Co-Trustee of the H.O. Hirt Trusts since 1967; private investor, 1989 to present; Director, the Company, EFL and Erie Insurance Co.	1980

C. Scott Hartz (1)(2)(6)(7C)	60	Senior Managing Director, SCIUS Capital Group, LLC, 2002 to present; Chief Executive Officer, Hartz Group, IT and technology consulting, 2002 to present; Chief Executive Officer, PwC Consulting, 1995 to 2002; Director, the Company, Erie Insurance Co., EFL and Alien Technologies, Inc.	2003

			Director
	Age	Principal Occupation	of the
	as of	for Past Five Years and	Company
Name	4/1/06	Positions with Erie Insurance Group	Since
F. William Hirt, CPCU (1C)(5)	80	Chairman of the Board of Directors of the Company, EFL, Erie Insurance Co., EI P&C and Flagship since September 1993; Chairman of the Board of Directors of Erie NY since April 1994; Chairman of the Executive Committee of the Company and EFL since November 1990; Interim President and Chief Executive Officer of the Company, EFL, Erie Insurance Co., EI P&C, Flagship and Erie NY from January 1, 1996 to February 12, 1996; Chairman of the Board of Directors, Chief Executive Officer and Chairman of the Executive Committee of the Company, EFL and Erie Insurance Co. for more than five years prior thereto; Co-Trustee of the H.O. Hirt Trusts; Director, the Company, EFL, Erie Insurance Co., EI P&C, Erie NY and Flagship.	1965

Claude C. Lilly, III, Ph.D., CPCU, CLU (2)(6)(8)	59	Dean, Belk College of Business Administration, University of North Carolina Charlotte, July 1998 to present; James H. Harris Chair of Risk Management and Insurance, Belk College of Business Administration, University of North Carolina Charlotte, August 1997 to present; Director, the Company, Erie Insurance Co., EFL, FairPoint Communications, Inc. and TIAA Trust Bank.	2000

Jeffrey A. Ludrof (1)(5)(7)(8)	46	President and Chief Executive Officer of the Company, EFL, Erie Insurance Co., Erie NY, EI P&C and Flagship since 2002; Executive Vice President-Insurance Operations of the Company, Erie Insurance Co., Erie NY, EI P&C and Flagship from 1999 to 2002; Senior Vice President of the Company, Erie Insurance Co., Erie NY, EI P&C and Flagship from 1994 to 1999; an officer in various capacities from 1989 to 1994; Director of the Company, Erie Insurance Co., EFL, Erie NY, EI P&C and Flagship.	2002

			Director
	Age	Principal Occupation	of the
	as of	for Past Five Years and	Company
Name	4/1/06	Positions with Erie Insurance Group	Since
Lucian L. Morrison	69	Independent trustee and consultant in trust, estate, probate and qualified plan matters, 1992 to present.	—

Thomas W. Palmer	58	A Managing Partner of the law firm of Marshall & Melhorn, LLC, 1982 to present.	—

Robert C. Wilburn (1)(2)(3C)	62	President and Chief Executive Officer, Gettysburg National Battlefield Museum Foundation since 2000; Distinguished Service Professor, Carnegie Mellon University 1999 to 2000; Director, the Company, EFL and Erie Insurance Co. and Lead Director, Harsco, Inc.	1999

(1)	Member of the Executive Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Executive Compensation and Development Committee, or the “Compensation Committee”.

(4)	Member of the Nominating Committee.

(5)	Member of the Charitable Giving Committee.

(6)	Member of the Investment Committee.

(7)	Member of the Technology Committee.

(8)	Member of the Strategy Committee.

C	Designates Committee Chairperson.
     The Board of Directors has determined that each of the following directors is an “independent director” as defined under the rules promulgated by Nasdaq:
Kaj Ahlmann
John T. Baily
Wilson C. Cooney
Patricia A. GarrisonCorbin
John R. Graham
Jonathan Hirt Hagen
Susan Hirt Hagen
C. Scott Hartz
F. William Hirt
Claude C. Lilly, III
Robert C. Wilburn

The Board of Directors and its Committees
     The Board of Directors met six times in 2005. The standing committees of the Company’s Board of Directors are the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating Committee, the Charitable Giving Committee, the Investment Committee, the Technology Committee and the Strategy Committee.
     The Executive Committee, which met once during 2005, has the authority, subject to certain limitations, to exercise the power of the Board of Directors between regular meetings.
     The Audit Committee met six times in 2005. Consistent with Section 1405(c)(4) of the Holding Companies Act and the Sarbanes-Oxley Act of 2002, or “Sarbanes-Oxley,” the Audit Committee has responsibility for the selection of independent registered public accountants, reviewing the scope and results of the audit and reviewing the adequacy of the Company’s accounting, financial, internal and operating controls. The Audit Committee operates pursuant to a written charter, a copy of which may be viewed on the Company’s website at: http://www.erieinsurance.com.
     The Compensation Committee met 12 times in 2005. Consistent with Section 1405(c)(4) of the Holding Companies Act and the Company’s Bylaws, the Compensation Committee has responsibility for recommending to the Board of Directors, at least annually, the competitiveness and appropriateness of the salaries, variable compensation, short-and-long term incentive plan awards, terms of employment, non qualified retirement plans, severance benefits and perquisites of the Chief Executive Officer and Executive Vice Presidents of the Company and such other named executives as required by rules of the SEC or Nasdaq listing standards and such other responsibilities as the Board of Directors may designate. See “Executive Compensation—Compensation Committee Interlocks and Insider Participation.”
     The Compensation Committee operates pursuant to a written charter, a copy of which may be viewed on the Company’s website at: http://www.erieinsurance.com.
     The Nominating Committee met 16 times in 2005. Consistent with Section 1405(c)(4) of the Holding Companies Act and the Company’s Bylaws, the Nominating Committee has responsibility for:
•	identification of individuals believed to be qualified to become Board of Directors members and to recommend to the Board of Directors nominees to stand for election as directors;

•	identification of Board of Directors members qualified to fill vacancies on any committee of the Board of Directors; and

•	evaluation of the procedures and process by which each committee of the Board of Directors undertakes to self-evaluate such committee’s performance.
     The Nominating Committee operates pursuant to a written charter, a copy of which may be viewed on the Company’s website at: http://www.erieinsurance.com.

     The Charitable Giving Committee, which met five times in 2005, has responsibility for recommending to the Board of Directors and the Chief Executive Officer charitable gifts by the Company within a budgetary limit established by the Board of Directors. The members of the Charitable Giving Committee voluntarily do not accept meeting fees for their services on this committee.
     The Investment Committee, which met six times in 2005, has responsibility for assisting the Company’s Board of Directors in its general oversight of the investments of the Company.
     The Technology Committee, which met six times in 2005, provides strategic oversight on behalf of the Board of Directors of the Company’s development and use of technology and the related electronic information security issues.
     The Strategy Committee, which met three times in 2005, has responsibility for oversight of the Company’s strategic plan including the establishment of goals and periodic evaluation of the plan within the financial and operating objectives approved by the Board of Directors.
     All directors hold office until their respective successors are elected or until their earlier death, resignation or removal. Officers serve at the discretion of the Board of Directors. There are no family relationships between any directors or executive officers of the Company, except that Mr. Hirt, Chairman of the Board of Directors, Chairman of the Executive Committee and a director, is the brother of Mrs. Hagen, a director, and Jonathan Hirt Hagen, a director, is the son of Mrs. Hagen and the nephew of Mr. Hirt.
     At the December 2005 Board of Directors meeting, the Compensation Committee and Board of Directors approved a Director’s Continuing Education Program.
     During 2005, each director attended more than 75% of the number of meetings of the Board of Directors and the standing committees of the Board of Directors of which such director was a member.
     The Board of Directors recommends a vote FOR the 15 candidates for director nominated by the Nominating Committee.
DIRECTOR – SHAREHOLDER COMMUNICATIONS
     Shareholders of the Company may communicate with the Board of Directors through the Company’s Secretary. Shareholders who wish to express any concerns to any of the Company’s directors may do so by sending a description of those concerns in writing addressed to a particular director, or in the alternative, to “Non management Directors” as a group, care of the Company’s Secretary at the Company’s headquarters, 100 Erie Insurance Place, Erie, Pennsylvania 16530. All such communications that are received by the Company’s Secretary will be promptly forwarded to the addressee or addressees set forth in the communication.
     Recognizing that director attendance at the Company’s Annual Meeting can provide the Company’s shareholders with an opportunity to communicate with Board of Directors members about issues affecting the Company, the Company actively encourages its directors to attend the Annual Meeting. In 2005, all of the Company’s directors attended the Annual Meeting.
EXECUTIVE COMPENSATION
     The following table sets forth the compensation paid by the Company during the fiscal years ended December 31, 2005, 2004 and 2003 to the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company during 2005 for services rendered in all capacities to the Company, EFL, the Exchange and their subsidiaries and affiliates. The Company, EFL, the Exchange and their subsidiaries and affiliates allocate total compensation costs among themselves according to various formulas. The Company’s share of total compensation expense in 2005 was 45.91%. Dollar amounts indicated are pre-individual income taxes.
Summary Compensation Table

	Annual Compensation				Long Term Compensation
					Awards	Payouts
				Other Annual	Restricted	LTIP	All Other
			Bonus($)	Compensation	Stock Awards	Payments	Compensation
Name and Principal Position	Year	Salary($)	(1)	($)(2)	($)(3)	($)(4)	($)(5)
Jeffrey A. Ludrof	2005	707,051	964,040	97,248	337,660	319,501	28,282
President and Chief	2004	653,746	896,869	7,939	142,307	209,182	26,150
Executive Officer	2003	644,992	323,086	6,356	125,953	147,406	30,661

Jan R. Van Gorder	2005	448,466	410,714	16,478	175,720	289,267	17,939
Senior Executive Vice President,	2004	437,758	484,907	13,417	184,573	284,414	17,510
Secretary and General Counsel	2003	433,270	156,757	12,243	172,571	222,580	17,331

Philip A. Garcia	2005	354,388	310,233	11,093	139,012	216,472	14,175
Executive Vice President	2004	337,859	358,526	8,410	134,737	206,420	13,514
and Chief Financial Officer	2003	332,307	118,709	7,272	125,953	154,381	13,292

Thomas B. Morgan	2005	318,585	316,094	5,955	44,741	45,749	12,743
Executive Vice President,	2004	281,819	298,303	1,623	46,314	22,924	11,273
Insurance Operations	2003	279,544	95,835	419	0	0	17,065

John J. Brinling, Jr.	2005	296,628	301,448	14,765	118,689	200,053	17,630
Executive Vice President, EFL	2004	287,259	339,669	10,032	127,009	199,491	15,291
	2003	284,787	101,107	8,704	122,182	154,993	18,941

(1)	The amounts indicated in the “Bonus” column represent amounts earned by the named executives under the Company’s current Annual Incentive Plan (“the Incentive Plan”). The purpose of the Incentive Plan is to promote the best interests of the Exchange while enhancing the Company’s shareholder value by basing a portion of selected employees’ compensation on the performance of such employee and the Company. Performance measures are established by the Compensation Committee based on the attainment of certain predetermined Company performance goals. Included in the “Bonus” column are premiums paid under Insurance Bonus Agreements, which replaced the Company’s split dollar insurance program, for Messrs. Ludrof, Van Gorder, Garcia, Morgan and Brinling that totaled $40,915, $42,201, $16,437, $10,369 and $46,908 in 2005, respectively, $44,017, $42,201, $22,581, $9,283 and $46,907 in 2004, respectively, and $31,494, $3,535, $0, $10,691 and $4,196 in 2003, respectively. The amounts indicated also include reimbursement for perquisites in the amounts of $18,258, $7,799, $7,292, $18,043 and $15,540 in 2005, respectively; $7,921, $7,428, $0, $8,620 and $6,948 in 2004, respectively; and $0, $7,217, $5,861, $0 and $11,778 in 2003, respectively. For Mr. Ludrof, the 2005 amount includes $41,923 representing the value of 789 shares of the Company’s stock distributed to him on January 12, 2006.

(2)	Amounts indicated in the “Other Annual Compensation” column include the taxable value of group life insurance policies in excess of $50,000 and the associated tax reimbursement for the named executive officers. Amounts also include dividends paid on shares under the Long-Term Incentive Plan the Company adopted in 1997 (the “Initial LTIP” ). For Mr. Ludrof, the 2005 amount includes $68,940 for the actual cost of his personal use of Company aircraft plus $8,054 for tax reimbursement of the related IRS imputed income and an incentive of $25.

(3)	The “Restricted Stock Awards” column represents Initial LTIP benefits expressed in dollar amounts using the closing price of the Class A Common Stock as of the end of the respective year ($53.20 at December 31, 2005, $52.57 at December 31, 2004 and $42.38 at December 31, 2003) that remain restricted at the end of the year. Amounts shown in the Restricted Stock Awards column are paid in three annual installments beginning with the year in which the award is made. The last award under the Initial LTIP was made in 2003. The number of shares awarded to Messrs. Ludrof, Van Gorder, Garcia, Morgan and Brinling, respectively, that remain restricted at the end of the year were: 6,347, 3,303, 2,613, 841 and 2,231 for 2005; 2,707, 3,511, 2,563, 881 and 2,416 for 2004 and 2,972, 4,072, 2,972, 0 and 2,883 for 2003. See “—Long-Term Incentive Plans” for a detailed description of the Company’s Initial LTIP and the Long Term Incentive Plan the Company adopted in 2004 (the “New LTIP” ). No performance periods have yet ended for the New LTIP, so no amounts related to the New LTIP are reflected in the Restricted Stock Awards column. Initial LTIP dividends earned in the current year are reported in “Other Annual Compensation” when paid or in “All Other Compensation” when deferred.

(4)	The “LTIP Payments” column represents benefits under the Initial LTIP that became unrestricted at the end of such year. The shares for 2003 were distributed in January 2004, the shares for 2004 were distributed in January 2005 and the shares for 2005 were distributed in January 2006. All of such shares were valued using the actual share price at the time of distribution. The number of shares distributed after withholding for income taxes for Messrs. Ludrof, Van Gorder, Garcia, Morgan and Brinling were 3,492, 3,134, 2,318, 456 and 2,283, respectively for 2005; 2,479, 3,122, 2,235, 233 and 2,310, respectively for 2004 and 3,508, 3,402, 2,176, 0 and 2,485, respectively for 2003. Mr. Brinling deferred the distribution of 531 shares in 2003 (valued using the share price as of December 31, 2003).

(5)	Amounts shown in the “All Other Compensation” column include matching contributions made by the Company pursuant to the Company’s Employee Savings Plan, expenses for spousal travel and deferred dividends and related earnings. For 2005, matching contributions made by the Company to the Employee Savings Plan amounted to $28,282, $17,939, $14,175, $12,743 and $11,865 on behalf of Messrs. Ludrof, Van Gorder, Garcia, Morgan and Brinling, respectively. For 2004, matching contributions made by the Company to the Employee Savings Plan amounted to $26,150, $17,510, $13,514, $11,273 and $11,490 on behalf of Messrs. Ludrof, Van Gorder, Garcia, Morgan and Brinling, respectively. For 2003, matching contributions made by the Company to the Employee Savings Plan amounted to $25,800, $17,331, $13,292, $11,182 and $11,391 on behalf of Messrs. Ludrof, Van Gorder, Garcia, Morgan and Brinling, respectively. Expenses for spousal travel were $4,861, $5,583 and $4,461 for Messrs. Ludrof, Morgan and Brinling, respectively, in 2003. Mr. Brinling also deferred dividends of $4,193, $2,774 and $2,451 and interest on deferred dividends of $1,572, $1,027 and $638 in 2005, 2004 and 2003, respectively.
Agreements with Executive Officers
     During 2005, the Compensation Committee undertook a review of outstanding employment agreements with its senior executive officers. With the assistance of a compensation consultant, the employment agreements were revised for the following officers: Jeffrey A. Ludrof, President and Chief Executive Officer; Jan R. Van Gorder, Senior Executive Vice President, Secretary and General Counsel; Philip A. Garcia, Executive Vice President and Chief Financial Officer; John J. Brinling, Jr., Executive Vice President of EFL; Douglas F. Ziegler, Senior Vice President, Treasurer and Chief Investment Officer; Michael J. Krahe, Executive Vice President of Human Development and Leadership and Thomas B. Morgan, Executive Vice President of Insurance Operations. The revised employment agreements have the following principal terms:
     (a) The term of the contract for Mr. Ludrof will remain at four years, expiring on December 11, 2009. For all other of the above officers, the term of the contract was increased from two years to three years and will expire on December 11, 2008, unless the agreement is previously terminated in accordance with its terms, with or without Cause (as defined in the agreement), or due to the disability or death of the officer or notice of nonrenewal is given by the Company or the executive 30 days before any anniversary date;
     (b) A minimum annual base salary at least equal to the executive’s annual base salary at the time the agreement was executed, subject to periodic review to reflect the executive’s performance and responsibilities, competitive compensation levels and the impact of inflation;
     (c) The eligibility of the executive under the Company’s incentive compensation programs and employee benefit plans;
     (d) The establishment of the terms and conditions upon which the executive’s employment may be terminated by the Company and the compensation of the executive in such circumstances. The agreements provide generally, among other things, that if the employment of an executive is terminated without Cause by the Company or by the executive for Good Reason (as defined in the agreement) then the executive shall be entitled to receive: (i) for the Chief Executive Officer an amount equal to the sum of three times the executive’s highest annual base salary during the preceding three years, plus an amount equal to the sum of the higher of the Chief Executive Officer’s target amount, or actual bonus paid under the Company’s annual incentive plan for the three calendar years preceding the date of the termination of the Chief Executive Officer’s employment divided by three; for the named Executive Vice Presidents, an amount equal to the sum of 2.75 times the executive’s highest annual base salary during the preceding three years, plus an amount equal to the sum of the higher of the executive’s target amount, or actual bonus paid under the Company’s annual incentive plan for the three calendar years preceding the date of the termination of the executive’s employment divided by three and for the Senior Vice President, 2.5 times the officer’s highest annual base salary during the preceding three years, plus an amount equal to the sum of the higher of the officer’s target amount, or actual bonus paid under the Company’s annual incentive plan for the three calendar years preceding the date of the termination of the Senior Vice President’s employment divided by three; (ii) any award or other compensation to which the executive is entitled under any Company LTIP; (iii) continuing participation in any employee benefit plans for a period of three years following a termination to the extent the executive and his or her dependents were eligible to participate in such programs immediately prior to the executive’s termination; and (iv) immediate vesting and nonforfeitability of accrued benefits under the Company’s Supplemental Retirement Plan for Certain Members of the Erie Insurance Group Retirement Plan for Employees (the “SERP” ), including an unreduced benefit for early retirement before age 65, and a gross-up for income taxes on the annuity and/or lump sum payment of the retirement benefit. Under the prior agreements, all of the named executive officers received three times their highest based salary, and three times the highest bonus amount paid in the three prior years to termination. Based on the research and recommendation of the consultant to the Compensation Committee, the severance benefit multiple was reduced from 3 times to 2.75 times for the Executive Vice Presidents and 2.5 times for the Senior Vice President, consistent with the consultant’s market research. In addition, the bonus component of the severance benefit was reduced from the highest award in the prior three years to the average of the bonus amount in the prior three years. Deferral options available under the previous agreements were eliminated to conform to the requirements of the American Jobs Creation Act;
     (e) A cash payment (a “Gross-Up Payment” ) equal to the then current rate of tax under Section 4999 of the Internal Revenue Code of 1986, as amended, or the “Code,” multiplied by the total of the amounts paid or payable, including the Gross-Up Payment, which are deemed to be a part of an “excess parachute payment” as that term is defined in Sections 4999 and 280G of the Code;
     (f) Provisions relating to confidentiality and nondisclosure following an executive’s termination; and
     (g) An agreement by the executive not to compete with the Company for a period of one year following his or her termination, unless such termination was effected by the Company without Cause.
     Industry data from the survey undertaken by the compensation consultant confirmed the reasonableness of the term periods as revised.
Stock Options and Stock Appreciation Rights
     The Company does not have a stock option plan, nor has it ever granted any stock option or stock appreciation right to any of the persons named in the Summary Compensation Table.
Long-Term Incentive Plans
     In 1997, the Company adopted the Initial LTIP, which was designed to enhance the growth and profitability of the Company by providing the incentive of long-term rewards to key employees who are capable of having a significant impact on the performance of the Company, to attract and retain employees of outstanding competence and ability and to further align the interests of such employees with those of the shareholders of the Company. The Initial LTIP was approved by the holders of the Company’s Class B Common Stock in 1997 as a performance-based plan under the Code, and its continuation was approved by the Company’s shareholders at the 2002 Annual Meeting in satisfaction of the requirements of the Code. The Initial LTIP was amended at the 2003 Annual Meeting to increase the maximum value of the phantom share units that could be earned by a participant in any performance award from $500,000 to $1,000,000 and at the same time was reapproved by the Company’s shareholders. Each participant is granted awards of phantom share units under the Initial LTIP based upon a target award calculated as a percentage of the participant’s base salary. The total value of any phantom share units is determined at the end of the performance period based upon the growth in the Company’s retained earnings. Each participant is then entitled to receive restricted shares of Class A Common Stock equal to the dollar value of the phantom share units at the end of the performance period. The vesting period for the restricted shares of Class A Common Stock issued to each executive is three years after the end of the performance period. If a participant ceases to be an employee prior to the end of the performance period for reasons other than retirement, death or disability, the participant forfeits all phantom share units awarded. If a participant ceases to be an employee after the end of the performance period but prior to the end of the vesting period for reasons other than retirement, death or disability, the participant forfeits all unvested restricted shares previously granted. Because the Board of Directors and holders of Class B Common Stock approved a new long-term incentive plan described below, no further awards will be made under the Initial LTIP and the last performance period under the Initial LTIP was 2003-2005.
     In 2004, the Compensation Committee recommended the adoption of the New LTIP to replace the Initial LTIP. The Company’s Board of Directors adopted the New LTIP and, in accordance with the Code and Nasdaq rules, the holders of Class B Common Stock approved the New LTIP at the Company’s 2004 Annual Meeting. The New LTIP became effective March 2, 2004. The New LTIP is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is authorized to grant restricted performance shares to participants. Restricted performance shares represent a right to receive shares of Class A Common Stock based on the achievement, or the level of achievement, during a specified performance period of one or more performance goals established by the Compensation Committee at the time of the award. At the time restricted performance shares are granted, the Compensation Committee will specify in writing:
•	the performance goals applicable to the award, the weighing of such goals and the performance period during which the achievement, or the level of achievement, of the performance goals are to be measured;

•	the number of shares of Class A Common Stock that may be earned by the participant based on the achievement, or the level of achievement, of the performance goals or the formula by which such amount shall be determined; and

•	such other terms and conditions as the Compensation Committee determines to be appropriate.
     Following completion of the applicable performance period, the Compensation Committee will determine whether the applicable performance goals were achieved, or the level of such achievement, and the number of shares, if any, earned by the participant based upon such performance. The Company will then issue to the participant the number of shares of Class A Common Stock earned pursuant to the award of restricted performance shares for the relevant performance period. If a participant ceases to be an employee of the Company, its subsidiaries and affiliates prior to the end of a performance period by reason of death, disability or normal or early retirement (as defined in the Company’s qualified pension plan for employees), the participant may receive all or such portion of his or her award as may be determined by the Compensation Committee in its discretion; however, a participant will not receive less than the total number of shares of Class A Common Stock earned pursuant to such restricted performance shares held by such participant based upon performance during the reduced performance period that is deemed to end on the last day of the year in which employment terminates. If a participant ceases to be an employee of the Company, its subsidiaries and affiliates prior to the end of a performance period for any reason other than death, disability or normal or early retirement, the participant may receive all or such portion of his or her award as may be determined by the Compensation Committee in its discretion. A participant who is terminated for cause is not entitled to receive payment of any award for any performance period. The maximum number of shares of Class A Common Stock that may be earned under the New LTIP by any single participant during any one calendar year is limited to 250,000 shares.
     The following table sets forth target awards granted under the Initial LTIP and the New LTIP to each person named in the Summary Compensation Table, all current executive officers as a group and all employees other than the executive officers as a group (i) for the three-year performance period of 2005 to 2007 under the New LTIP, (ii) for the three year performance period of 2004 to 2006 under the New LTIP and (iii) for the three year performance period of 2003 to 2005 under the Initial LTIP.

LONG-TERM INCENTIVE PLAN
AWARDS IN LAST FISCAL YEAR

	Number of Shares, Units		Performance	Estimated Future Payouts Under
	or Other Rights(#)		or Other	Non Stock Price Based Plans
		Restricted	Period Until
	Phantom	Performance	Maturation
Name	Share Units (1)	Shares (2)	or Payout	Threshold	Target($)	Maximum
Jeffrey A. Ludrof	60,698	N/A	2003-2005	0	605,320	(3)
	N/A	15,926	2004-2006	0	653,746	(4)
	N/A	13,830	2005-2007	0	719,120	(4)

Jan R. Van Gorder	24,847	N/A	2003-2005	0	247,787	(3)
	N/A	6,932	2004-2006	0	284,543	(4)
	N/A	5,637	2005-2007	0	293,079	(4)

Philip A. Garcia	20,019	N/A	2003-2005	0	199,644	(3)
	N/A	5,350	2004-2006	0	219,608	(4)
	N/A	4,821	2005-2007	0	250,691	(4)

Thomas B. Morgan	13,898	N/A	2003-2005	0	138,600	(3)
	N/A	4,463	2004-2006	0	183,182	(4)
	N/A	4,401	2005-2007	0	228,837	(4)

John J. Brinling, Jr.	16,460	N/A	2003-2005	0	164,148	(3)
	N/A	4,199	2004-2006	0	172,355	(4)
	N/A	3,448	2005-2007	0	179,250	(4)

Executive Officer Group	146,467	N/A	2003-2005	0	1,460,664	(3)
	N/A	40,043	2004-2006	0	1,643,666	(4)
	N/A	35,143	2005-2007	0	1,827,255	(4)

Non Executive Officer	85,230	N/A	2003-2005	0	849,974	(3)
Employee Group (5)	N/A	24,494	2004-2006	0	1,005,275	(4)
	N/A	22,529	2005-2007	0	1,171,090	(4)

(1)	Reflects awards made under the Initial LTIP.

(2)	Reflects awards made under the New LTIP.

(3)	An executive’s target award is established by the Compensation Committee. Under the Initial LTIP, the actual value of an executive’s phantom share units at the end of a performance period may be more or less than the executive’s target amount. However, the maximum value of phantom share units earned by an executive for the 2003-2005 performance period is $500,000.

(4)	An executive’s target award is established by the Compensation Committee. Under the New LTIP, the actual number and value of the shares of Class A Common Stock paid to an executive for restricted performance shares at the end of a performance period may be more or less than the executive’s target. However, the number of shares of Class A Common Stock issued to an executive for his or her restricted performance shares may not exceed 250,000 shares at the end of a performance period.

(5)	John Sommerwerck, who terminated employment with the Company on November 30, 2005, is included in the phantom share units total and is excluded from the restricted performance shares total.
Pension Plan
     The following table sets forth the estimated total annual benefits payable upon retirement at age 65 under the Erie Insurance Group Retirement Plan for Employees and the SERP (collectively, the “Retirement Plans” ).
PENSION PLAN TABLE

	Years of Service
Remuneration	15	20	25	30
$250,000	$75,000	$100,000	$125,000	$150,000
300,000	90,000	120,000	150,000	180,000
350,000	105,000	140,000	175,000	210,000
400,000	120,000	160,000	200,000	240,000
450,000	135,000	180,000	225,000	270,000
500,000	150,000	200,000	250,000	300,000
550,000	165,000	220,000	275,000	330,000
600,000	180,000	240,000	300,000	360,000
650,000	195,000	260,000	325,000	390,000
700,000	210,000	280,000	350,000	420,000
750,000	225,000	300,000	375,000	450,000
800,000	240,000	320,000	400,000	480,000
     The compensation covered by the Retirement Plans is the base salary reported in the Summary Compensation Table.
     Under the Retirement Plans, credited years of service is capped at 30 years. Credited years of service for each of the individuals named in the Summary Compensation Table is as follows: Jeffrey A. Ludrof — 25 years, Jan R. Van Gorder — 25 years, Philip A. Garcia — 25 years, Thomas B. Morgan — 12 years and John J. Brinling, Jr.— 30 years.
     The benefits under the Retirement Plans are computed on the basis of straight-life annuity amounts and a life annuity with a ten year certain benefit. The benefits listed in the Pension Plan Table are not subject to deduction for Social Security or other offset amounts. The information in the foregoing table does not reflect certain limitations imposed by the Code. The Code prohibits the inclusion of earnings in excess of $220,000 per year (adjusted periodically for cost of living increases) in the average earnings used to calculate benefits. The Code also limits the maximum annual pension (currently $175,000, but adjusted periodically for cost of living increases) that can be paid to each eligible employee. The SERP provides benefits for senior management in excess of the earnings limitations imposed by the Code similar to those provided to all other full-time employees as if the Code limitations were not in effect. Those benefits are incorporated into the Pension Plan Table.

Director Compensation
     The annual retainer for the Company’s directors for services to all member companies of the Erie Insurance Group, including the Company, is $25,000, plus $1,500 for each meeting attended and $1,500 for each committee meeting attended. Committee Chairpersons each receive an additional $5,000, except for the Audit Committee Chairperson who receives $8,500 and the Lead Director who receives $20,000. The Company’s share of the retainer in 2005 was 60%. In addition, all directors are reimbursed for their expenses incurred in attending meetings. Officers of the Company who serve as directors are not compensated for attendance at meetings of the Board of Directors and its committees. See also “Certain Transactions”. A director may elect prior to the end of a calendar year to defer receipt of up to 100% of the director’s board compensation for the following year, including retainers, meeting fees and Chairperson and Lead Director fees. A deferred compensation account is maintained for each outside director who elects to defer board compensation. A director who defers board compensation may select hypothetical investment options for amounts in the director’s deferred compensation account and such account is credited, including with hypothetical interest, based on the investment results of the hypothetical investment options selected.
     The Company also maintains a deferred stock compensation plan for the Company’s outside directors. The purpose of this plan is to further align the interests of outside directors with shareholders by providing for a portion of annual compensation for the directors’ services in shares of the Company’s Class A Common Stock. A deferred stock account is maintained for each outside director under the plan. The account is credited annually with a grant of shares of Class A Common Stock determined by dividing $35,000 by the closing price of the Class A Common Stock on the first business day after the Company’s annual meeting of shareholders. Each director vests in the grant 25% every three full calendar months over the course of a year, with the final 25% vesting on the date of the next annual meeting if the next annual meeting is held before the final three full calendar months have elapsed. Dividends paid by the Company are reinvested into each director’s account with additional shares of the Company’s Class A Common Stock and such credited shares vest immediately. The Company accounts for the fair value of its grants under the plan in accordance with FAS 148, “Accounting for Stock–Based Compensation.” The annual charge related to this plan to the Company and its affiliates totaled approximately $315,059 for 2005; the Company’s share of this charge for 2005 was approximately $189,036.

Equity Compensation Plan Information
     The following table sets forth certain information as of December 31, 2005 with respect to compensation plans under which equity securities of the Company are awarded.

			Number of securities
	Number of securities to be	Weighted average	remaining available
	issued upon exercise of	exercise price of	for future issuance
	outstanding options,	outstanding options,	under equity
Plan Category	warrants and rights	warrants and rights	compensation plans
Equity compensation plans approved by security holders	204,479 (1)	N/A	N/A
Equity compensation plans not approved by security holders	25,820 (2)	N/A	N/A

Total	230,299

(1)	The number of shares designated are not issued by the Company but are purchased by the Company in the open market and awarded to the participants pursuant to the terms of the respective plans. Includes 82,270 restricted shares of Class A Common Stock for closed performance periods under the Initial LTIP. The total number of restricted performance shares awarded under the New LTIP for the 2005-2007 and 2004-2006 performance periods were 57,672 and 64,537, respectively.

(2)	Represents total share credits in deferred stock accounts as of December 31, 2005 under the Company’s deferred stock compensation plan for its outside directors.
Compensation Committee Interlocks and Insider Participation
     The Compensation Committee presently consists of Robert C. Wilburn, Chair, Kaj Ahlmann and Wilson C. Cooney. No member of the Compensation Committee is a former or current officer or employee of the Company, the Exchange, EFL or any of their respective subsidiaries or affiliates. All of the directors that serve on the Compensation Committee are independent directors as defined in the Nasdaq rules and the Holding Companies Act. Furthermore, no executive officer of the Company serves as a member of a Compensation Committee of another entity, one of whose executive officers serves on the Compensation Committee, or as a director of the Company, nor does any executive officer of the Company serve as a director of another entity, one of whose executive officers serves on the Compensation Committee.

REPORT OF THE EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE
     The following report of the Compensation Committee and the performance graph that immediately follows that report do not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing by the Company under the Securities Act of 1933, or the “1933 Act,” or the Exchange Act, except to the extent that the Company specifically incorporates the report or the performance graph by reference therein.
     The Compensation Committee is composed of three directors and operates pursuant to a charter approved by the Board of Directors which may be viewed on the Company’s website at: http://www.erieinsurance.com. Each director is an “independent” outside director as defined by Nasdaq Corporate Governance Rule 4200(15) and the Holding Companies Act. In accordance with the Compensation Committee’s charter and the Nasdaq rules, the Compensation Committee determines all compensation for the Company’s executive officers.
     The general philosophy of the Compensation Committee is to provide executive compensation designed to enhance shareholder value, including annual compensation, incentive compensation and equity-based compensation. To this end, the Compensation Committee reviews, designs and oversees compensation plans and incentives to link the financial interests of the Company’s executive and senior officers to the interests of its shareholders, encourage support of the Company’s annual and long term goals, tie executive compensation to the Company’s performance, attract and retain talented leadership and encourage ownership of the Company’s stock by executive and senior officers.
     In making decisions affecting executive compensation, the Compensation Committee reviews the nature and scope of the officer’s responsibilities as well as his or her effectiveness in supporting the Company’s long term goals. The Compensation Committee also considers the compensation practices of other corporations that compete with the Company. Based upon these and other factors that it considers relevant, and in light of the Company’s overall long term performance, the Compensation Committee has considered it appropriate and in the best interest of the shareholders and the Company to set overall executive compensation at a level that enables the Company to continue to attract, retain and motivate highly qualified executive personnel.
     During 2005, the Compensation Committee met 12 times to review the compensation of senior management and undertake several initiatives relating to the development of executive officers and directors.
     The Compensation Committee developed guidelines for an Executive Stock Retention Program beginning January 1, 2006. The program, which was approved by the Board of Directors, is designed to further align executives’ performance with the long-term performance of the Company through required retention of its Class A Common Stock. Under the terms of the plan, the Chief Executive Officer is required to maintain ownership of Class A Common Stock, the value of which is at least equal to three times the Chief Executive Officer’s base salary. All other executive officers are required to maintain ownership of an amount of Class A Common Stock equal to at least 1.5 times their respective salaries. Shares of stock currently owned or acquired from compensation plans qualify for the ownership requirement.

     The Compensation Committee oversaw the implementation of a 360° feedback process for the Chief Executive Officer and executive officers. The 360° process is an assessment tool used to identify an executive’s strengths and areas of improvement. The process was conducted by an independent consultant with expertise in facilitating such reviews.
     The Compensation Committee is also responsible for oversight of the Company’s management succession planning to ensure continuity of leadership. The Compensation Committee assesses executive development twice each year and reviews the results of its assessments with the Board of Directors on an annual basis.
Review of Executive Compensation
     The Compensation Committee reviewed the compensation of the Chief Executive Officer and the next four most highly compensated executive officers. The review included an evaluation of current employment agreements, base salary, annual and long-term incentive awards and target compensation level by position. The Compensation Committee also considered competitive compensation information from businesses generally as well as other insurance companies. With respect to compensation for the Chief Executive Officer, the Compensation Committee, in concert with the Chief Executive Officer, established 2005 objectives for the Chief Executive Officer. Progress against these goals was reviewed by the Compensation Committee throughout the year and reported to the Board of Directors. The Compensation Committee reviewed the Chief Executive Officer’s performance against these goals and recommended compensation adjustments for the Chief Executive Officer, in line with industry data.
     Based on their review, the Compensation Committee modified current agreements with executive and senior officers, adjusting the severance multipliers to three times total cash compensation for the Chief Executive Officer, 2.75 times for other named executive officers and 2.5 times for senior officers. The reduced severance multipliers will be included in all future employment agreements.
Director Compensation
     In 2005, the Compensation Committee engaged Towers Perrin to conduct a general and insurance industry specific competitive compensation analysis of director compensation. At the April 19, 2005 Board of Directors meeting, the Compensation Committee and the Board of Directors reviewed the findings and approved adjustments to director compensation.
Erie Indemnity Company Executive Compensation and Development Committee:
Robert C. Wilburn, Chair
Kaj Ahlmann
Wilson C. Cooney
January 17, 2006

COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN ON THE CLASS A
COMMON STOCK WITH CERTAIN AVERAGES
     The following graph depicts the cumulative total shareholder return for the periods indicated for the Company’s Class A Common Stock compared to the Standard & Poor’s 500 Stock Index and the Standard & Poor’s 500 Property and Casualty Insurance Index.

	2000	2001	2002	2003	2004	2005
	$	$	$	$	$	$
Erie Indemnity Company Class A	100	132	126	151	190	197
Standard & Poor’s 500 Stock Index	100	88	69	88	98	103
Standard & Poor’s 500 Property and	100	92	82	103	114	132
Casualty Insurance Index

(1)	Assumes $100.00 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in the Company’s Class A Common Stock, Standard & Poor’s 500 Stock Index and Standard & Poor’s 500 Property and Casualty Insurance Index. Cumulative total shareholder return assumes the reinvestment of dividends.
CERTAIN TRANSACTIONS
     J. Ralph Borneman, Jr., a director of the Company, is an officer and principal shareholder of an insurance agency that receives insurance commissions in the ordinary course of business from the insurance companies managed by the Company in accordance with the companies’ standard commission schedules and agents’ contracts. Payments made to the Borneman insurance agency for commissions written on insurance policies from the Property and Casualty Group and EFL were $4,769,199 in 2005.

     Pursuant to previously approved compensation arrangements for executive officers, the Company maintained split-dollar life insurance arrangements for the following former Chief Executive Officers: Mr. Hirt, the Chairman of the Board of Directors, and Thomas B. Hagen, the husband of Mrs. Hagen, a director of the Company and the father of Jonathan Hirt Hagen, a director of the Company. The Company also maintained split-dollar life insurance arrangements for two current executive officers: Jeffrey A. Ludrof, the Company’s President and Chief Executive Officer and a director, and Jan R. Van Gorder, the Company’s Senior Executive Vice President, Secretary and General Counsel and a director of the Company until April 2005. In 2003, the Company negotiated the termination of these split-dollar arrangements.
     For all split-dollar insurance policies for which Thomas B. Hagen and Susan Hirt Hagen are the insureds, the policy owner in each case is an irrevocable trust created by the insured. With respect to the single life split-dollar insurance policies purchased in 1988 with Thomas B. Hagen or Susan Hirt Hagen as the insured, the policy owner entered into an agreement to reimburse the Company on December 31, 2003 for insurance premiums it previously advanced totaling $258,008. Under the split-dollar agreement, this reimbursement was not due until the death of the insured for each policy. The owner of the policies borrowed against the policies to make this repayment. Beginning in 2004, the Company agreed to provide annually to the policy owners, as indemnification for the early repayment, an amount equal to the interest on the policy loans, grossed up for income taxes. The amount of this payment for 2005 was $66,025.
     With respect to the single life split-dollar insurance policy purchased in 1988 with Mr. Hirt as the insured, the policy owner entered into an agreement to reimburse the Company on December 31, 2003 for insurance premiums it previously advanced totaling $256,662. Under the split-dollar agreement, this reimbursement was not due until the death of the insured. The owner of the policy borrowed against the policy to make this repayment. Beginning in 2004, the Company agreed to provide annually to the insured, as indemnification for the early repayment, an amount equal to the interest on the policy loan, grossed up for income taxes. These payments totaled $43,105 and $42,744 in 2006 and 2005, respectively. With respect to the second to die split-dollar life insurance policy purchased in 1990 with Mr. Hirt and his wife as the insureds, the policy owner entered into an agreement to reimburse the Company on December 31, 2003 for insurance premiums it previously advanced totaling $914,304. Under the split-dollar agreement, this reimbursement was not due until the death of the respective insured. The owner of the policy borrowed against the policy to make this repayment. Beginning in 2004, the Company agreed to provide annually to the insureds, as indemnification for the early repayment, an amount equal to the average value of the economic benefit to the insureds for the next five years. This value was derived from the P.S. 58 rates provided by the Internal Revenue Service to measure the taxable economic benefit received by employees from the pure insurance protection provided by split-dollar plans and qualified retirement plans. These payments totaled $71,242 and $70,645 in 2006 and 2005, respectively.
     Effective May 1, 2003, the Company entered into leases expiring on April 30, 2006 for each floor of a three-story office building, with a lower level basement, in Erie, Pennsylvania. The lower level basement area is owned by Historic Square Properties, a general partnership in which Jan R. Van Gorder, the Company’s Senior Executive Vice President, Secretary and General Counsel, and a director of the Company until April 2005, is a general partner with an approximately one-third economic interest. This lease transaction for the office building was authorized by the Board of

Directors; Mr. Van Gorder recused himself from discussion of and voting on the lease transaction. In addition, the interests of Mr. Van Gorder in the office building were disclosed to the Board of Directors prior to its approval of the lease transaction. The amount of rent paid by the Company to Historic Square Properties during 2005 was $32,000. In addition, the Company made property tax reimbursement payments to Historic Square Properties in the amount of $3,593 during 2005. On August 29, 2005, the Company exercised its option to extend the term of the leases to April 30, 2009.
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
     Pursuant to the Company’s Bylaws, the Audit Committee has sole authority to engage the Company’s independent registered public accountants. The Audit Committee annually considers the selection of the Company’s independent registered public accountants. The Audit Committee selected Ernst & Young LLP to be the Company’s independent registered public accountants for the fiscal years ended December 31, 2005 and 2004 and Ernst & Young LLP served in that capacity for the fiscal years ended December 31, 2005 and 2004.
     Representatives from Ernst & Young LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they so desire. Such representatives are expected to be available at the Annual Meeting to respond to appropriate questions from shareholders.
REPORT OF THE AUDIT COMMITTEE
     The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by the Company under the 1933 Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.
     The Audit Committee of the Board of Directors oversees the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Board of Directors has adopted a written charter for the Audit Committee, which may be viewed on the Company’s website at: http://www.erieinsurance.com. The Audit Committee is presently comprised of five directors, all of whom are independent directors as defined in the Nasdaq and SEC rules and all of whom satisfy the financial literacy requirements thereof. In addition, the Board of Directors has determined that one member of the Audit Committee, Mr. Baily, satisfies the financial expertise requirements and has the requisite experience as defined by rules of the SEC. The Audit Committee’s charter states that members may not simultaneously serve on the audit committees of more than two other public companies without approval of the Board of Directors. Mr. Baily, Mr. Graham and Mr. Lilly serve on the audit committees of more than two other public companies and they have received the requisite approval to do so from the Board of Directors.
     The Audit Committee, which met six times during 2005, has the responsibility, consistent with the requirements of Section 1405(c)(4) of the Holding Companies Act and the Company’s Bylaws, for the selection of independent registered public accountants, reviewing the scope and results of the audit and reviewing the adequacy of the Company’s accounting, financial, internal and operating controls.
     The Audit Committee oversees the Company’s Internal Audit Department, and accordingly reviews and approves its audit plans, reviews its audit reports, and evaluates its performance.

     The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2005 with management.
     Throughout 2005, management completed its documentation, testing and evaluation of the Company’s system of internal control over financial reporting as required by Section 404 of Sarbanes-Oxley and related regulations. The Audit Committee was kept apprised of the progress of the evaluation through periodic updates from management and Ernst & Young LLP and provided oversight to management throughout the process. The Audit Committee reviewed management’s report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed Ernst & Young LLP’s reported opinion on management’s assessment of the effectiveness of internal control over financial reporting and its own opinion on the effectiveness of internal control over financial reporting based on its audit.
     The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, and has discussed with the independent registered public accountants their independence.
     The Audit Committee reviews its charter annually. The Audit Committee has also established a procedure whereby persons with complaints or concerns about accounting, internal control or auditing matters may contact the Audit Committee.
     Based upon the discussions and reviews referred to above, the Audit Committee recommended to the Board of Directors that (1) the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10 K for the year ended December 31, 2005 to be filed with the SEC, and (2) the Board of Directors accept management’s report on its assessment on the effectiveness of the Company’s internal control over financial reporting.
Erie Indemnity Company Audit Committee:
John T. Baily, Chair
John R. Graham
C. Scott Hartz
Claude C. Lilly, III
Robert C. Wilburn
February 20, 2006

AUDIT FEES
     The Audit Committee approves the fees and other significant compensation to be paid to the independent registered public accountants for the purpose of preparing or issuing an audit report or related work. The Company provides appropriate funding, as determined by the Audit Committee, for payment of fees and other significant compensation to the independent registered public accountants. The Audit Committee also preapproves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accountants, subject to the de minimis exceptions for non-audit services described in the Exchange Act. The Audit Committee delegated to the Audit Committee Chair preapproval authority for additional audit and non-audit services subject to subsequent approval by the full Audit Committee at its next scheduled meeting.
     The Audit Committee reviewed and discussed with Ernst & Young LLP the following fees for services, none of which were deemed to be for consulting services, rendered for the 2005 and 2004 fiscal years and considered the compatibility of non-audit services with Ernst & Young LLP’s independence:

	2005
	Erie Indemnity	Erie Insurance	Other
	Company &	Exchange &	Affiliated
	Subsidiaries	Subsidiary	Entities (EFL)	Total
Audit Fees	$1,026,325	$198,030	$357,577	$1,581,932
Audit-Related Fees	—	—	—	—
Tax Fees	—	—	—	—
All Other Fees	6,000	—	—	6,000

Total Fees	$1,032,325	$198,030	$357,577	$1,587,932

	2004
	Erie Indemnity	Erie Insurance	Other
	Company &	Exchange &	Affiliated
	Subsidiaries	Subsidiary	Entities (EFL)	Total
Audit Fees	$1,356,597	$169,273	$361,876	$1,887,746
Audit-Related Fees	—	—	—	—
Tax Fees	—	—	5,163	5,163
All Other Fees	6,000	—	—	6,000

Total Fees	$1,362,597	$169,273	$367,039	$1,898,909

ANNUAL REPORT
     A copy of the Company’s Annual Report for 2005 is being mailed to all holders of Class A Common Stock and Class B Common Stock together with this Proxy Statement.
SHAREHOLDER PROPOSALS
     Any shareholder who, in accordance with and subject to the provisions of Rule 14a-8 of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Company’s proxy statement for its 2007 Annual Meeting of Shareholders must deliver such proposal in writing to the Company’s Secretary at the Company’s principal executive offices at 100 Erie Insurance Place, Erie, Pennsylvania 16530, not later than November 17, 2006.
     Pursuant to Section 2.07(a) of the Company’s Bylaws, the full text of which follows, if a shareholder desires to present at the 2007 Annual Meeting of Shareholders a proposal to the Nominating Committee relating to candidates for consideration as to their nomination for election as directors by shareholders, such shareholder must comply with the provisions for shareholder proposals set forth in Section 2.07(a) of the Company’s Bylaws, including delivery of such proposal in writing to the Company’s Secretary, 100 Erie Insurance Place, Erie, Pennsylvania 16530, no earlier than November 2, 2006 and no later than December 4, 2006. In addition, holders of Class B Common Stock may nominate candidates for election as director of the Company by the later of February 20, 2007 or 30 days after the Nominating Committee has given public notice of its recommended slate of nominees in accordance with Section 2.07(a) of the Company’s Bylaws.
     If a shareholder desires to present a proposal at the 2007 Annual Meeting of Shareholders relating to other than nominations for and election of directors, otherwise than pursuant to Rule 14a-8 of the proxy rules of the SEC, such shareholder must comply with the provisions for shareholder proposals set forth in Section 2.07(b) of the Company’s Bylaws, the full text of which follows, including the delivery of such proposal in writing to the Company’s Secretary, 100 Erie Insurance Place, Erie, Pennsylvania 16530, no earlier than November 17, 2006 and no later than December 18, 2006.
     The full text of Section 2.07 of the Company’s Bylaws is as follows:
Section 2.07 Shareholder Proposals.
(a)	Shareholder Proposals Relating to Candidates for Election as Directors.
          (1) Nominations of persons for election to the Board of Directors may be made at any meeting of Shareholders at which Directors are to be elected (i) by or at the direction of the Nominating Committee of the Board of Directors or (ii) by any Shareholder entitled to vote in the election of Directors, provided the Shareholder complies with the applicable notice procedures set forth in this Section 2.07(a).
          (2) A Shareholder, whether or not entitled to vote in the election of Directors, may propose to the Nominating Committee of the Board of Directors for their consideration and review one or more persons who the Shareholder believes would be appropriate candidates for election by

Shareholders as a Director at any meeting of Shareholders at which Directors are to be elected (a “Written Proposal” ). Such Written Proposal shall be made by notice in writing, delivered in person or by first class United States mail postage prepaid or by reputable overnight delivery service, to the Nominating Committee of the Board of Directors to the attention of the Secretary of the corporation at the principal office of the corporation, within the time limits specified in this clause (2). The Nominating Committee shall consider any such Written Proposal received not less than 105 calendar days nor more than 135 calendar days before the first anniversary of the date on which the corporation first mailed its proxy statement to Shareholders for the annual meeting of Shareholders in the immediately preceding year. Notwithstanding the foregoing, in the case of (i) an annual meeting of Shareholders that is called for a date that is not within 30 calendar days before or after the first anniversary date of the annual meeting of Shareholders in the immediately preceding year or (ii) a special meeting at which Directors will be elected, any such Written Proposal by a Shareholder must be received by the Nominating Committee within 10 days after the date the corporation first shall have mailed notice to its Shareholders that a meeting of Shareholders will be held, issued a press release, filed a periodic report with the Securities and Exchange Commission (the “SEC” ) or otherwise publicly disseminated notice that such annual or special meeting of Shareholders will be held. The Nominating Committee may consider any other Written Proposal by a Shareholder of a candidate for election as a Director in its discretion.
          (3) The Nominating Committee shall be required to propose a slate of nominees for election as a Director prior to each election of Directors, whether such election occurs at an annual or special meeting. Promptly upon the Nominating Committee determining a slate of nominees for election as a Director, the corporation shall issue a press release, file a report with the SEC or otherwise publicly disseminate notice of the Nominating Committee’s nominees for election as a Director (the “Public Notice”).
          (4) A Shareholder entitled to vote in the election of Directors may nominate one or more persons who the Shareholder believes would be appropriate candidates for election by Shareholders as a Director at any meeting of Shareholders at which Directors are to be elected (a “Director Nomination” ). Such Director Nomination shall be made by notice in writing, delivered in person or by first class United States mail postage prepaid or by reputable overnight delivery service, to the Nominating Committee of the Board of Directors to the attention of the Secretary of the corporation at the principal office of the corporation, within the time limits specified in this clause (4). To be valid, any Director Nomination for an annual meeting must be received by the Nominating Committee, by the later of: (i) 60 days preceding the first anniversary of the date of the annual meeting of Shareholders in the immediately preceding year and (ii) 30 days after the Public Notice. In the case of a special meeting of Shareholders, any such Director Nomination by a Shareholder must be received by the Nominating Committee within 10 days after the Public Notice. If any deadline to submit nominations under this clause (4) falls on a weekend or national holiday, then the deadline shall be extended to the next business day.
          (5) A Written Proposal or Director Nomination by a Shareholder shall set forth (A) the name and address of the Shareholder who has made the proposal, (B) the name, age, business address and, if known, residence address of each person so proposed, (C) the principal occupation or employment of each person so proposed for the past five years, (D) the number of shares of capital stock of the corporation beneficially owned within the meaning of SEC Rule 13d-3 by each person so proposed and the earliest date of acquisition of any such capital stock, (E) a description of any verbal or written arrangement or understanding between each person so proposed and the proposing Shareholder with respect to such person’s proposed election as a Director and actions to be proposed or taken by such person if elected as a Director, (F) the written consent of each person so proposed to serve as a Director if nominated and elected as a Director and (G) such other information regarding each such person as would be required under the proxy solicitation rules of the SEC if proxies were to be solicited for the election as a Director of each person so proposed.
          (6) If a Written Proposal or Director Nomination by a Shareholder submitted to the Nominating Committee fails, in the reasonable judgment of the Nominating Committee, to contain the information specified in clause (5) hereof or is otherwise deficient, the Chairperson of the Nominating Committee shall, as promptly as is practicable under the circumstances, provide written notice to the Shareholder of such failure or deficiency in the Written Proposal by a Shareholder and such Shareholder shall have five business days from receipt of such notice to submit a revised Written Proposal or Director Nomination that corrects such failure or deficiency in all material respects.
     (b) Shareholder Proposals Relating to Matters Other Than Candidates for Election as Directors.
          (1) A Shareholder of the corporation may bring a matter (other than a proposal to the Nominating Committee of a candidate for election as a Director by shareholders which is covered by subsection (a) of this Section 2.07) before a meeting of Shareholders only if (A) such matter is a proper matter for Shareholder action and such Shareholder shall have provided notice in writing, delivered in person or by first class United States mail postage prepaid or by reputable overnight delivery service, to the Secretary of the corporation at the principal office of the corporation, within the time limits specified herein or (B) the Shareholder complies with the provisions of Rule 14a-8 under the Securities Exchange Act of 1934 (as amended) relating to inclusion of shareholder proposals in the corporation’s proxy statement.
          (2) In the case of an annual meeting of Shareholders, any such written notice of presentation of a matter by a Shareholder must be received by the Secretary of the corporation not less than 90 calendar days nor more than 120 days before the first anniversary of the date on which the corporation first mailed its proxy statement to Shareholders for the annual meeting of Shareholders in the immediately preceding year; provided, however, that in the case of an annual meeting of Shareholders that is called for a date which is not within 30 calendar days before or after the first anniversary date of the annual meeting of Shareholders in the immediately preceding year, any such written notice of presentation by a Shareholder of a matter must be received by the Secretary of the corporation within 5 business days after the earlier of the date the corporation shall have mailed notice to its Shareholders that an annual meeting of Shareholders will be held, issued a press release, filed a periodic report with the SEC, or otherwise publicly disseminated that an annual meeting of Shareholders will be held.
          (3) In the case of a special meeting of Shareholders, any such written notice of presentation of a matter by a Shareholder must be received by the Secretary of the corporation within 5 business days after the earlier of the date the corporation shall have mailed notice to its Shareholders that a special meeting of Shareholders will be held, issued a press release, filed a periodic report with the SEC, or otherwise publicly disseminated notice that a special meeting of Shareholders will be held.
          (4) Such written notice of presentation of a matter by a Shareholder shall set forth information regarding such matter equivalent to the information regarding such matter that would be required under the proxy solicitation rules of the SEC if proxies were solicited for Shareholder consideration of such matter at a meeting of Shareholders.
          (5) If a written notice of presentation of a matter submitted by a Shareholder to the Board of Directors fails, in the reasonable judgment of the Board of Directors, to contain the information specified in clause (4) hereof or is otherwise deficient, the Chairperson of the Board of Directors shall, as promptly as is practicable under the circumstances, provide written notice to the Shareholder who submitted the written notice of presentation of a matter of such failure or deficiency in the written notice of presentation of a matter and such Shareholder shall have 5 business days from receipt of such notice to submit a revised written notice of presentation of a matter that corrects such failure or deficiency in all material respects.
          (6) Only matters submitted in accordance with the foregoing provisions of this Section 2.07(b) shall be eligible for presentation at such meeting of Shareholders, and any matter not submitted to the Board of Directors in accordance with such provisions shall not be considered or acted upon at such meeting of Shareholders.
OTHER MATTERS
     The Board of Directors does not know of any matter to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting, but if any matters are properly presented, execution of the proxy enclosed herewith shall confer discretionary authority upon the persons named to vote on any other matter presented at the Annual Meeting as directed by a majority of the Company’s Board of Directors unless prohibited by applicable provisions of the Exchange Act.

By Order of the Board of Directors,

Jan R. Van Gorder,
Senior Executive Vice President,
Secretary and General Counsel

March 22, 2006
Erie, Pennsylvania

ERIE INDEMNITY COMPANY
CLASS B COMMON STOCK
PROXY
______________________
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 18, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby constitutes and appoints F. William Hirt, Jan R. Van Gorder and Jeffrey A. Ludrof and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of the Class B Common Stock of Erie Indemnity Company (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Auditorium of the F. W. Hirt-Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 on April 18, 2006 at 9:30 a.m. local time, and at any adjournment, postponement or continuation thereof, as follows:
1. ELECTION OF DIRECTORS

☐	FOR all candidates listed below	☐	WITHHOLD AUTHORITY
to vote for the candidates listed below
INSTRUCTION: To withhold authority to vote for any individual candidate, strike a line through the candidate’s name in the list below.

Kaj Ahlmann	John R. Graham	Claude C. Lilly, III
John T. Baily	Jonathan Hirt Hagen	Jeffrey A. Ludrof
J. Ralph Borneman, Jr.	Susan Hirt Hagen	Lucian L. Morrison
Wilson C. Cooney	C. Scott Hartz	Thomas W. Palmer
Patricia Garrison-Corbin	F. William Hirt	Robert C. Wilburn
In their discretion, the proxies, on behalf of and at the direction of the Board of Directors of the Company, are authorized to vote with respect to matters incident to the conduct of the Annual Meeting and upon such other business as may properly come before the Annual Meeting, pursuant to Securities and Exchange Commission Rules and any adjournment, postponement or continuation thereof.
This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR the candidates for Director named above.
This proxy should be dated, signed by the shareholder(s) and returned promptly to the Company in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.
______________________________(SEAL)
______________________________(SEAL)
Date: __________________, 2006